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                                                                                                                Exhibit  12.2
                                                                                                               July 29, 2002
                              THE SOUTHERN COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2001 the three months ended March 31, 2002
                     and the six months ended June 30, 2002
                                                                                                          Three              Six
                                                                                                         Months             Months
                                                                                                         Ended              Ended
                                                                         Year ended December 31,       March 31,          June 30,
                                          -----------------------------------------------------------------------------------------
                                           1997            1998       1999        2000         2001          2002            2002
                                           ----            ----       ----        ----         ----          ----            ----
                                                                                                        (unaudited)     (unaudited)
                                                                                                   -----------         -----------
                                                        -----------------------------------------Thousands of Dollars--------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Earnings Before Interest
     and Income Taxes                 $ 2 ,334,839   $ 2,353,643  $ 2,236,439  $ 2,412,846  $ 2,420,930   $ 508,128    $ 1,174,043
      AFUDC - Debt funds/
        Capital Interest                    14,053        11,914       23,924       44,356       56,635      12,269         28,108
                                      ------------   -----------  -----------  -----------  -------------  -------    ----------
         Earnings  as defined         $ 2 ,348,892   $ 2,365,557  $ 2,260,363  $ 2,457,202  $ 2,477,565   $ 520,397    $ 1,202,151
                                      ============   ===========  ===========   =========== =============  ========    ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt         $  404,596     $   378,598  $  394,343   $  485,488  $ 463,710   $ 113,635    $   238,685
   Interest on interim obligations        74,606          64,224      93,751      134,035     82,386       8,120         16,748
   Amort of debt disc, premium
        and expense, net                  28,444          60,282      30,666       30,247     30,808       8,200         10,566
   Other interest charges                148,296         181,772     207,525      206,363    205,951      45,394         91,877
                                       ---------     -----------   ----------    ---------  ---------     -------    ----------
         Fixed charges as defined        655,942        684,876      726,285      856,133    782,855     175,349        357,876
Tax  deductible   preferred  dividends     2,918          1,905        1,631        1,618      1,617         404            808
                                        --------    ----------    ----------    ---------   ---------    -------     ----------
                                         658,860        686,781      727,916      857,751    784,472     175,753        358,684
                                     -----------    ----------    ---------    ---------   -----------  --------      ----------
Non-tax deductible preferred dividends    39,823         23,384       18,792       17,575     16,834       3,976          7,968
Ratio of net income before
     taxes to net income              x    1.639    x     1.663   x    1.641    x   1.581  x   1.490   x   1.509    x     1.496
                                      ----------    -----------     ---------   ----------   -------   ---------     ------------
Pref dividend requirements
     before income taxes                  65,270         38,888      30,838       27,786     25,083       6,000         11,920
                                     -----------    ----------     ---------     --------   ---------  ----------    ----------
Fixed charges plus pref
    dividend requirements            $   724,130    $   725,669   $   758,754    $ 885,537  $ 809,555   $ 181,753    $   370,604
                                     ===========    ===========   ===========    =========  =========   =========     ==========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS          3.24            3.26         2.98         2.77       3.06        2.86           3.24
                                            ====            ====         ====         ====       ====        ====           ====
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